Exhibit 99.1

News Release

 For Information Contact:

Jerald K. Dittmer, Vice President and CFO (563) 264-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI Corporation Announces Record Results for

Second Quarter - Fiscal 2005

 MUSCATINE, Iowa (July 21, 2005) - HNI Corporation (NYSE: HNI) today announced record sales of $594.2 million and record net income of $35.0 million for the second quarter ending July 2, 2005.

Dollars in Millions	Three Months Ended		Percent
Except per share data	7/2/2005	7/3/2004	Change

Net Sales	$594.2	$508.6	16.8%
Gross Margin	$214.3	$183.6	16.7%
Gross Margin %	36.1%	36.1%
SG&A	$160.1	$142.8	12.2%
SG&A %	27.0%	28.1%
Operating Profit	$54.1	$40.8	32.6%
Operating Profit %	9.1%	8.0%
Net Income	$35.0	$25.8	35.5%

Earnings per share - Diluted	$0.63	$0.44	43.2%

Consolidated net sales for the second quarter increased to a record $594.2 million, compared to $508.6 million for the same quarter last year.  Acquisitions completed subsequent to the second quarter of 2004 accounted for $30 million of the increase in sales.  Approximately $34 million resulted from sales price increases to offset higher material and other costs.

Net income was $35.0 million compared to $25.8 million in the same period in 2004, an increase of 35.5 percent.  Net income per share was $0.63 per diluted share compared to $0.44 per diluted share in second quarter 2004, an increase of 43.2 percent.  The Company decreased its annualized effective tax rate for 2005 to 35.5 percent compared to an annualized rate of 36.5 percent in 2004 due primarily to benefits related to the American Jobs Creation Act of 2004.  Net income per share was positively impacted $0.03 per share as a result of the Company's share repurchase program.

Gross margins for the second quarter were consistent with the same quarter last year at 36.1 percent.  "We continue to experience high steel prices and increasing costs on other materials.  However, we are encouraged that our gross margins are improving and returning to previous year levels as a result of price realization and ongoing cost reduction initiatives," stated Stan A. Askren, HNI Corporation Chairman, President, and CEO.

Total selling and administrative expenses for the quarter decreased as a percent of sales to 27.0 percent compared to 28.1 percent in second quarter 2004 due to increased volume and price realization.  Included in second quarter 2005 were additional selling and administrative costs of $8 million associated with new acquisitions and increased freight and distribution costs of $6 million due to volume, rate increases, and fuel surcharges.  Second quarter 2004 included $0.2 million related to the previous shutdown of two office furniture facilities.

For the first six months of 2005, consolidated net sales increased 18.9 percent to $1.2 billion compared to $1.0 billion in 2004.  Gross margins year-to-date decreased to 35.5 percent compared to 36.3 percent last year.  Net income was $61.1 million compared to $48.2 million in 2004, an increase of 26.7 percent.  Net income was $1.10 per diluted share compared to $0.82 per diluted share in 2004, an increase of 34.1 percent.

Cash flow from operations remains strong at $56.3 million compared to $56.0 million last year.  Capital expenditures increased to $17.5 million in 2005 compared to $15.8 million in 2004 to support new product development.  The acquisitions completed during the year totaled $10.1 million.  The Company repurchased 563,900 shares of its common stock at a cost of $24.9 million during the first six months of 2005 compared to $43.7 million in the same period in 2004.  There is $120.8 million remaining under the current repurchase authorization.  "We continue to invest in our core growth initiatives and strategic acquisitions while maintaining significant capacity to fund our future growth," stated Mr. Askren.

Office Furniture
	Three Months Ended		Percent
Dollars in Millions	7/2/2005	7/3/2004	Change

Sales	$455.2	$384.7	18.3%
Operating Profit	$46.4	$37.2	24.8%
Operating Profit %	10.2%	9.7%

Second quarter sales for the office furniture segment increased to $455.2 million from $384.7 million for the same quarter last year.  The Company's acquisitions since second quarter 2004 accounted for $19 million of the increase; while $26 million resulted from sales price increases to offset higher material and freight costs.  Operating profit prior to unallocated corporate expenses as a percent of net sales increased to 10.2 percent versus 9.7 percent in 2004.  "Our multiple brands, broad distribution channels, and solid operating leverage drove our strong results," stated Mr. Askren.

Net sales on a year-to-date basis increased 20.2 percent to $882.8 million compared to $734.3 million in 2004.  Operating profit as a percentage of sales increased to 9.7 percent compared to 9.4 percent in the prior year.

Hearth Products

	Three Months Ended		Percent
Dollars in Millions	7/2/2005	7/3/2004	Change

Sales	$138.9	$123.9	12.1%
Operating Profit	$16.9	$15.6	8.3%
Operating Profit %	12.1%	12.6%

Second quarter net sales for the hearth products segment increased to $138.9 million compared to $123.9 million in 2004.  The Company's acquisitions completed since the second quarter of 2004 accounted for $11 million of the increase.  Operating profit prior to unallocated corporate expenses increased to $16.9 million from $15.6 million in the same quarter last year.  Operating profit as a percent of net sales decreased to 12.1 percent compared to 12.6 percent in 2004 due to continued investment in selling, brand and new product initiatives.

Net sales on a year-to-date basis increased 14.8 percent to $273.6 million compared to $238.3 million in 2004.  Operating profit as a percentage of sales decreased to 10.0 percent compared to 11.0 percent in the prior year as a result of higher than normal operating expenses in the first quarter as well as continued investment in selling, brand and new product initiatives.

2005 Outlook
"We are pleased with the quarterly results. Our order trends remain solid across our multiple brands and businesses. We believe we are well positioned with separate, focused companies, business models, brands and products to continue to experience strong market performance," said Mr. Askren.

The Company remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Thursday, July 21, 2005, at 10:00 a.m. Central to discuss second quarter fiscal 2005 results.  To participate, call the conference call line at 1-800-288-8961.  A replay of the conference call will be available until Thursday, July 28, 2005.  To access this replay, dial 1-800-475-6701, access code 788486.  A link to the simultaneous web cast can be found on the Company's website at www.hnicorp.com.

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, the company was recognized for the seventh consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2005, and was again recognized as one of America's MostAdmired Companies in the furniture industry by Fortune Magazine in 2005.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements
Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement, (e) from its repurchases of common stock and (f) from its ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Company's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism or military action; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); changes in the mix of products sold and of customers purchasing; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement.  Unpredictable or unknown factors could also have material adverse effects on the Company.  All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements.  HNI Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	Jul. 2, 2005	Jul. 3, 2004	Jul. 2, 2005	Jul. 3, 2004
Net Sales	$ 594,168	$ 508, 605	$1,156,429	$ 972,642
Cost of products sold	379,880	324,984	746,296	619,259
Gross Profit	214,288	183,621	410,133	353,383
Selling and administrative expenses	160,146	142,579	315,546	277,159
Restructuring and impairment charges	-	215	-	735
Operating income	54,142	40,827	94,587	75,489
Interest income	441	324	980	1,049
Interest expense	343	204	827	574
Income before income taxes	54,240	40,947	94,740	75,964
Income taxes	19,255	15,121	33,633	27,727
Net income	$ 34,985	$ 25,826	$ 61,107	$ 48,237
Net income per common share - basic	$0.63	$0.45	$1.11	$0.83
Average number of common shares outstanding - basic	55,130,985	57,943,191	55,153,394	58,091,706
Net income per common share - diluted	$0.63	$0.44	$1.10	$0.82
Average number of common shares outstanding - diluted	55,512,902	58,377,864	55,502,312	58,535,640

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Jul. 2,	Jan. 1,		Jul. 2,	Jan. 1,
(Dollars in thousands)	2005	2005		2005	2005
Cash and cash equivalents	$ 29,745	$ 29,676	Accounts payable and
Short-term investments	9,577	6,836	accrued expenses	$ 267,255	$ 253,958
Receivables	280,674	234,731	Income taxes	11,032	6,804
Inventories	88,569	77,590	Note payable and current
Deferred income taxes	15,814	14,639	maturities of long-term debt	545	646
Prepaid expenses and			Current maturities of other
other current assets	11,354	11,107	long-term obligations	6,125	4,842
Current assets	435,733	374,579	Current liabilities	284,957	266,250

			Long-term debt	2,712	2,627
			Capital lease obligations	892	1,018
Property and equipment - net	297,145	311,344	Other long-term liabilities	40,193	40,045
Goodwill	229,092	224,554	Deferred income taxes	36,119	42,554
Other assets	111,179	111,180
			Shareholders' equity	708,276	669,163
			Total liabilities and
Total assets	$ 1,073,149	$ 1,021,657	shareholders' equity	$ 1,073,149	$ 1,021,657

Unaudited Condensed Consolidated Statement of Cash Flows

	Six Months Ended
(Dollars in thousands)	Jul. 2, 2005	Jul. 3, 2004
Net cash flows from (to) operating activities	$ 56,272	$ 55,972
Net cash flows from (to) investing activities:
Capital expenditures	(17,495)	(15,769)
Acquisition spending	(10,093)	(85,488)
Other	1,854	62,149
Net cash flows from (to) financing activities	(30,469)	(81,179)
Net increase (decrease) in cash and cash equivalents	69	(64,315)
Cash and cash equivalents at beginning of period	29,676	138,982
Cash and cash equivalents at end of period	$ 29,745	$ 74,667

Unaudited Business Segment Data

	Three Months Ended		Six Months Ended
(Dollars in thousands)	Jul. 2, 2005	Jul. 3, 2004	Jul. 2, 2005	Jul. 3, 2004
Net Sales:
Office furniture	$ 455,246	$ 384,678	$ 882,793	$ 734,349
Hearth products	138,922	123,927	273,636	238,293
	$ 594,168	$ 508,605	$1,156,429	$ 972,642

Operating profit:
Office furniture
Operations before restructuring charges	$ 46,401	$ 37,402	$ 85,209	$ 69,583
Restructuring and impairment charges	-	(215)	-	(735)
Office furniture - net	46,401	37,187	85,209	68,848
Hearth products	16,863	15,564	27,343	26,203
Total operating profit	63,264	52,751	112,552	95,051
Unallocated corporate expense	(9,024)	(11,804)	(17,812)	(19,087)
Income before income taxes	$ 54,240	$ 40,947	$ 94,740	$ 75,964

Depreciation and amortization expense:
Office furniture	$ 10,960	$ 11,166	$ 21,928	$ 22,842
Hearth products	3,731	3,447	8,053	7,631
General corporate	1,812	1,539	3,404	2,991
	$ 16,503	$ 16,152	$ 33,385	$ 33,464

Capital expenditures - net:
Office furniture	$ 5,344	$ 4,248	$ 11,942	$ 7,539
Hearth products	2,037	4,200	4,599	6,543
General corporate	667	1,231	954	1,687
	$ 8,048	$ 9,679	$ 17,495	$ 15,769

			As of	As of
			Jul. 2, 2005	Jul. 3, 2004
Identifiable assets:
Office furniture			$ 610,399	$ 536,533
Hearth products			359,236	319,758
General corporate			103,514	163,135
			$1,073,149	$1,019,426

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